Exhibit 99.1

GAMING AND LEISURE PROPERTIES, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2014 RESULTS

- Establishes 2015 First Quarter and Full Year Guidance -
- Declares 2015 First Quarter Dividend -

WYOMISSING, PA. — February 3, 2015 — Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) (the “Company”), the first gaming-focused REIT in North America, today announced results for the quarter and full year ended December 31, 2014.

Financial Highlights

	Three Months Ended December 31,			Year Ended December 31,
(in millions, except per share data)	2014 Actual	2014 Guidance (1)	2013 Actual (5)	2014 Actual	2014 Guidance (1)	2013 Actual (5)
Net Revenue	$159.0	$156.6	$113.8	$635.9	$633.5	$242.1
Adjusted EBITDA (2)	$105.1	$105.5	$58.7	$422.5	$422.8	$91.0
Net Income	$44.2	$44.9	$9.2	$185.4	$186.1	$19.8
Funds From Operations (3)	$66.7	$69.2	$24.1	$278.1	$280.7	$34.7
Adjusted Funds From Operations (4)	$75.8	$76.7	$27.9	$309.0	$309.9	$46.8

Net income, per diluted common share	$0.38	$0.38	$0.08	$1.58	$1.58	$0.17
FFO, per diluted common share	$0.57	$0.59	$0.21	$2.37	$2.38	$0.30
AFFO, per diluted common share	$0.65	$0.65	$0.24	$2.63	$2.63	$0.40

(1)  The guidance figures in the tables above present the guidance provided on October 28, 2014, for the three months and year ended December 31, 2014.

(2)  Adjusted EBITDA is net income excluding interest, taxes on income, depreciation, (gains) or losses from sales of property, and stock based compensation expense.

(3)  Funds from operations (FFO) is net income, excluding (gains) or losses from sales of property and real estate depreciation.

(4)  Adjusted funds from operations (AFFO) is FFO, excluding stock based compensation expense, debt issuance costs amortization and other depreciation reduced by maintenance capital expenditures.

(5) The results for the three months and year ended December 31, 2013, reflect a full three months and year of operations for the continuing businesses in the taxable REIT subsidiaries and a partial year from November 1, 2013 to December 31, 2013 for the real estate entity.

Gaming and Leisure Properties, Inc. Chief Executive Officer, Peter M. Carlino commented, “With $140 million of capital deployed in the Casino Queen acquisition and the delivery of two development projects representing $190 million in Ohio, I am pleased with the progress we’ve made in our first full year as a real estate investment trust.  Additionally, we were able to demonstrate our ability to grow our revenue with the additional rent earned from the activation of a portion of our rent escalator in our Master Lease with Penn. On a macro level, near-term trends in regional gaming are encouraging.”

Mr. Carlino continued, “Looking ahead, we will look to grow our portfolio of gaming assets in the coming year by leveraging our strong balance sheet and our deep industry knowledge and relationships. Given our significant alignment with shareholders, we will remain disciplined and selective in our evaluation of opportunities and committed to enhancing cash flow and creating value over the long term.”

Financial Update

Gaming and Leisure Properties reported FFO of $66.7 million for the three months ended December 31, 2014. Net revenue for the three months ended December 31, 2014 was $159.0 million. The Company produced net income of $44.2 million for the three months ended December 31, 2014, or $0.38 per diluted common share. Results for the three months ended December 31, 2014 include approximately $2.4 million of compensation expense related to the $0.40 one-time dividend discussed below. This additional compensation expense contributed to the Company's lower net income, FFO and AFFO as compared to previously issued guidance, offset by stronger than expected operating results at the Company's Perryville and Baton Rouge properties (the “TRS properties”), additional variable rent from Toledo and Columbus and the Penn rent escalator.

When reviewing the Company's financial results it should be noted that financial results for the Company's 2014 fiscal year reflect a full year of operations for both operating segments, whereas financial results for the Company's 2013 fiscal year reflect a full year of operations for the continuing businesses in the taxable REIT subsidiaries and a partial year from November 1, 2013 to December 31, 2013 for the real estate entity.

Portfolio Update

GLPI owns approximately 3,111 acres of land and 7.2 million square feet of building space, which was 100% occupied as of December 31, 2014. At the end of the fourth quarter of 2014, the Company owns the real estate associated with 21 casino facilities and leases 18 of these facilities to Penn National Gaming, Inc. (PENN) and one to Casino Queen in East St. Louis, Illinois. Two of the gaming facilities, located in Baton Rouge, Louisiana and Perryville, Maryland, are owned and operated by a subsidiary (GLP Holdings, Inc.) of GLPI.

In November 2013, the Company entered into a “triple-net” lease with Penn, in which substantially all of Penn's former real property assets were leased back to Penn (the “Master Lease”). Following the completion of the first fiscal year of the Master Lease, the 1.8:1 rent coverage ratio required under the Master Lease for annual rent increases was exceeded. However, as the ratio achieved was not sufficient to support the entire rent escalator, commencing in November 2014, the base rental revenue the Company receives from Penn was increased by 1.3% or $3.2 million annually.

Capital project expenditures, which totaled $14.7 million and $139.2 million for the three months and year ended December 31, 2014, respectively, primarily related to the Company's two joint development properties with Penn. Mahoning Valley Race Course and Dayton Raceway both opened and began paying rent during the third quarter of 2014. Total project expenditures for Mahoning Valley Race Course and Dayton Raceway were $100 million and $89.5 million, respectively, which was in line with the planned budget for each site. Property maintenance capex at the TRS properties was $1.4 million and $1.7 million for the three months ended December 31, 2014 and 2013, respectively.

Acquisitions

In May 2014, the Company announced that it had entered into an agreement with Cannery Casino Resorts LLC (“CCR”) to acquire The Meadows Racetrack and Casino located in Washington, Pennsylvania, a suburb of Pittsburgh, Pennsylvania. On October 27, 2014, the Company filed a lawsuit against CCR alleging, among other things, fraud, breach of the Membership Interest Purchase Agreement and breach of a related Consulting Agreement, which was subsequently re-filed in New York state court for procedural reasons on January 7, 2015. The Company is seeking an unspecified amount of damages. While the Company has completed and submitted the information required for its gaming and racing applications to the Pennsylvania Gaming Control Board and the Pennsylvania Racing Commission, the timing and resolution of the claims set forth in the lawsuit are unpredictable, and the Company is not able to predict any effect this suit may have on closing of the transaction. Given the filing of the lawsuit, the Company will not be in a position to provide additional commentary on the Meadows transaction at the present time.

Balance Sheet Update

The Company had $36.0 million of unrestricted cash on hand and $2.6 billion in total debt, including $300.0 million of debt outstanding under its unsecured credit facility term loan and $258.0 million on its unsecured credit facility revolver at December 31, 2014.  The Company’s debt structure at December 31, 2014 was as follows:

	As of December 31, 2014
	Interest Rate	Balance
		(in thousands)
Unsecured Term Loan A (1)	1.732%	$300,000
Unsecured $700 Million Revolver (1)	1.666%	258,000
Senior Unsecured Notes Due 2018	4.375%	550,000
Senior Unsecured Notes Due 2020	4.875%	1,000,000
Senior Unsecured Notes Due 2023	5.375%	500,000
Capital Lease	4.780%	1,487
Total long-term debt		2,609,487
Less current maturities of long-term debt		(81)
Long-term debt, net of current maturities		$2,609,406

(1)       The margin on the term loan and revolver is Libor plus 1.50%. The Company's credit facility matures on October 28, 2018.

Dividends

On November 18, 2014, the Company’s Board of Directors declared the fourth quarter dividend.  Shareholders of record on December 2, 2014 received $0.92 per common share, which was paid on December 19, 2014. The $0.92 per share dividend included a regular quarterly dividend of $0.52 per share and a one-time dividend of $0.40 per share. The one-time dividend is related to distributions to ensure the Company appropriately allocated its historical Earnings and Profits relative to the separation from Penn, in response to the Pre-Filing Agreement requested from the Internal Revenue Service and distributed 100% of its taxable income for the 2014 year. The Company declared its 2015 first quarter dividend of $0.545 per common share, payable on March 27, 2015 to shareholders of record on March 10, 2015.

Guidance

The table below sets forth current guidance targets for financial results for the 2015 first quarter and full year, based on the following assumptions:

•
Total rental income of approximately $498.2 million for the year and $125.2 million for the first quarter, consisting of approximately $434.1 million for the year and $109.2 million for the first quarter from Penn, approximately $14.2 million for the year and $3.5 million for the first quarter from Casino Queen, $53.4 million for the year and $13.4 million for the first quarter of property taxes paid by tenants, and reduced by approximately $3.5 million for the year and $0.9 million for the first quarter of non-assigned land lease payments made by PENN;

•	Escalator on the PENN building rent component equal to $3.2 million per year effective November 1, 2014; no additional escalator anticipated to be effective November 1, 2015;

•	TRS EBITDA of approximately $35.0 million for the year and $9.7 million for the first quarter and maintenance capex of approximately $3.5 million for the year and $1.5 million for the first quarter;

•	Project capex of approximately $9.3 million for the year and $7.7 million for the first quarter;

•	Blended income tax rate at the TRS entities of 40%;

•	LIBOR is based on the forward yield curve;

•	Real estate depreciation of approximately $95.6 million for the year and $23.9 million in the first quarter;

•	Non-real estate depreciation of approximately $14.9 million for the year and $3.6 million in the first quarter;

•	Equity-related employee compensation affecting EBITDA includes the following:

•
Expense of approximately $4.0 million for the year and $1.2 million for the first quarter related to cash-settled equity compensation awards issued pre-spin, which are fully vested by the first quarter of 2017;

•
Expense of approximately $12.0 million for the year and $3.0 million for the first quarter for payments in lieu of dividends on vested stock options issued pre-spin, which are expected to be paid through October 31, 2016;

•
Equity-related employee compensation that does not affect EBITDA includes non-cash expense of approximately $15.8 million for the year and $3.9 million for the first quarter for amortization of stock options issued pre-spin and the issuance of new restricted stock awards;

•	Interest expense includes approximately $8.1 million for the year and $2.0 million for the first quarter of debt issuance costs amortization;

•
For the purpose of the dividend calculation, AFFO is reduced by approximately $9.3 million for the full year and $2.3 million for the first quarter prior to calculation of the dividend to account for dividends on shares that will be outstanding after options held by PENN employees are exercised; and

•
The basic share count is approximately 114.0 million shares for the year and 113.4 million shares for the first quarter and the fully diluted share count is approximately 118.0 million shares for the year and 117.6 million shares for the first quarter.

	Three Months Ending March 31,		Full Year Ending December 31,
(in millions, except per share data)	2015 Guidance	2014 Actual	2015 Guidance	2014 Actual
Net Revenue	$162.5	$158.3	$644.0	$635.9
Adjusted EBITDA (1)	$110.6	$103.0	$438.3	$422.5
Net Income	$48.3	$44.3	$190.5	$185.4
Funds From Operations (2)	$72.3	$67.9	$286.1	$278.1
Adjusted Funds From Operations (3)	$80.3	$74.1	$321.3	$309.0

Net income, per diluted common share	$0.41	$0.38	$1.61	$1.58
FFO, per diluted common share	$0.61	$0.58	$2.42	$2.37
AFFO, per diluted common share	$0.68	$0.63	$2.72	$2.63

(1)         Adjusted EBITDA is net income excluding interest, taxes on income, depreciation, (gains) or losses from sales of property, and stock based compensation expense.

(2)         Funds from operations (FFO) is net income, excluding (gains) or losses from sales of property and real estate depreciation.

(3)         Adjusted funds from operations (AFFO) is FFO, excluding stock based compensation expense, debt issuance costs amortization and other depreciation reduced by maintenance capital expenditures.

Conference Call Details

The Company will hold a conference call on February 3, 2015 at 10:00 a.m. (Eastern Time) to discuss its financial results, current business trends and market conditions.

Webcast

The conference call will be available in the Investor Relations section of the Company's website at www.glpropinc.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will also be available for 90 days on the Company’s website

To Participate in the Telephone Conference Call:

Dial in at least five minutes prior to start time.
Domestic: 1-877-705-6003
International: 1-201-493-6725

Conference Call Playback:

Domestic: 1-877-870-5176
International: 1-858-384-5517
Passcode: 13598803
The playback can be accessed through February 10, 2015

Disclosure Regarding Non-GAAP Financial Measures

Funds From Operations (“FFO”), Adjusted Funds From Operations (“AFFO”) and Adjusted EBITDA, which are detailed in the reconciliation tables that accompany this release, are used by the Company as performance measures for benchmarking against the Company’s peers and as internal measures of business operating performance. The Company believes FFO, AFFO, and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of the Company’s current business.  This is especially true since these measures exclude real estate depreciation, and we believe that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time.

FFO, AFFO and Adjusted EBITDA are non-GAAP financial measures, that are considered a supplemental measure for the real estate industry and a supplement to GAAP measures. NAREIT defines FFO as net income (computed in accordance with generally accepted accounting principles), excluding (gains) or losses from sales of property and real estate depreciation.  We have defined AFFO as FFO excluding stock based compensation expense, debt issuance costs amortization and other depreciation reduced by maintenance capital expenditures. Finally, we have defined Adjusted EBITDA as net income excluding interest, taxes on income, management fees, depreciation, (gains) or losses from sales of property, and stock based compensation expense.

FFO, AFFO and Adjusted EBITDA are not recognized terms under GAAP.  Because certain companies do not calculate FFO, AFFO, and Adjusted EBITDA in the same way and certain other companies may not perform such calculation, those measures as used by other companies may not be consistent with the way the Company calculates such measures and should not be considered as alternative measures of operating profit or net income. The Company’s presentation of these measures does not replace the presentation of the Company’s financial results in accordance with GAAP.

About Gaming and Leisure Properties

GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in “triple net” lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI expects to grow its portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators. GLPI also intends to diversify its portfolio over time, including by acquiring properties outside the gaming industry to lease to third parties. GLPI intends to elect to be taxed as a real estate investment trust (“REIT”) for United States federal income tax purposes commencing with the 2014 taxable year and is the first gaming-focused REIT.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: the ability to receive, or delays in obtaining, the regulatory approvals required to own and/or operate its properties, or other delays or impediments to completing GLPI’s planned acquisitions or projects (including successful resolution of outstanding litigation against the owners of the Meadows Racetrack & Casino); GLPI’s ability to enter into definitive agreements with a third party operator for the Meadows Racetrack & Casino; GLPI's ability to maintain its status as a REIT; GLPI’s ability to satisfy any further dividend of historical accumulated earnings and profits in order to qualify as a REIT in 2014; the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2013, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission. All subsequent written and oral forward looking statements attributable to GLPI or persons acting on GLPI’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward looking events discussed in this press release may not occur.

Contact

Investor Relations – Gaming and Leisure Properties, Inc.

Brad Cohen
T: 203-682-8211
Brad.Cohen@icrinc.com

Kara Smith
T: 646-277-1211
Email: Kara.Smith@icrinc.com

Bill Clifford
T: 610-401-2900
Email: Bclifford@glpropinc.com

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues
Rental	$110,542	$68,955	$431,280	$68,955
Real estate taxes paid by tenants (1)	13,578	7,602	50,534	7,602
Total rental revenue	124,120	76,557	481,814	76,557
Gaming	33,606	35,844	148,283	159,352
Food, beverage and other	2,687	2,784	11,621	12,357
Total revenues	160,413	115,185	641,718	248,266
Less promotional allowances	(1,377)	(1,409)	(5,773)	(6,137)
Net revenues	159,036	113,776	635,945	242,129
Operating expenses
Gaming	18,762	20,186	82,995	89,367
Food, beverage and other	2,208	2,536	9,734	10,775
Real estate taxes (1)	13,946	7,995	52,154	9,220
General and administrative (2)	22,621	25,946	80,836	43,262
Depreciation	27,446	18,097	106,843	28,923
Total operating expenses	84,983	74,760	332,562	181,547
Income from operations	74,053	39,016	303,383	60,582

Other income (expenses)
Interest expense	(29,570)	(19,254)	(117,030)	(19,254)
Interest income	607	—	2,444	1
Management fees (3)	—	(353)	—	(4,203)
Total other expenses	(28,963)	(19,607)	(114,586)	(23,456)

Income from operations before income taxes	45,090	19,409	188,797	37,126
Income tax expense	932	10,175	3,413	17,296
Net income	$44,158	$9,234	$185,384	$19,830

Earnings per common share:
Basic earnings per common share	$0.39	$0.08	$1.65	$0.18
Diluted earnings per common share	$0.38	$0.08	$1.58	$0.17

(1)         According to ASC 605, Revenue Recognition, the Company is required to gross up rental income by the amount of real estate taxes paid by tenants under the triple net lease structure and also reflect an offsetting expense in operating expenses.

(2)         General and administrative expenses include payroll related expenses, insurance, utilities, supplies and other administrative costs.

(3)         Management fees are legacy charges for operating entities which were eliminated in consolidation prior to the Spin-Off.  Management fees terminated as of October 31, 2013.

.

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
Operations
(in thousands) (unaudited)

	NET REVENUES		ADJUSTED EBITDA
	Three Months Ended December 31,		Three Months Ended December 31,
	2014	2013	2014	2013
Real estate	$124,120	$76,557	$97,483	$50,795
GLP Holdings, LLC. (TRS)	34,916	37,219	7,648	7,876
Total	$159,036	$113,776	$105,131	$58,671

	NET REVENUES		ADJUSTED EBITDA
	Year Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Real estate	$481,821	$76,557	$386,539	$50,795
GLP Holdings, LLC. (TRS)	154,124	165,572	35,955	40,237
Total	$635,945	$242,129	$422,494	$91,032

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
General and Administrative Expenses
(in thousands) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Real estate general and administrative expenses (1)	$16,696	$19,726	$56,852	$19,726
GLP Holdings, LLC. (TRS) general and administrative expenses	5,925	6,220	23,984	23,536
Total	$22,621	$25,946	$80,836	$43,262

(1)         Includes stock based compensation of $10.3 million and $30.9 million for the three months and year ended December 31, 2014, respectively, and $3.0 million for the three months and year ended December 31, 2013.

Reconciliation of Net income (GAAP) to FFO, FFO to AFFO, and AFFO to Adjusted EBITDA
Gaming and Leisure Properties, Inc. and Subsidiaries
CONSOLIDATED
(in thousands) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net income	$44,158	$9,234	$185,384	$19,830
(Gains) or losses from dispositions of property	(3)	(8)	10	(39)
Real estate depreciation	22,545	14,896	92,750	14,896
Funds from operations	$66,700	$24,122	$278,144	$34,687
Other depreciation (1)	4,901	3,201	14,093	14,027
Debt issuance costs amortization	2,019	700	8,057	700
Stock based compensation	3,635	1,566	12,258	1,566
Maintenance CAPEX (2)	(1,429)	(1,720)	(3,538)	(4,230)
Adjusted funds from operations	$75,826	$27,869	$309,014	$46,750
Interest, net	28,963	19,254	114,586	19,253
Management fees	—	353	—	4,203
Income tax expense	932	10,175	3,413	17,296
Maintenance CAPEX (2)	1,429	1,720	3,538	4,230
Debt issuance costs amortization	(2,019)	(700)	(8,057)	(700)
Adjusted EBITDA	$105,131	$58,671	$422,494	$91,032

(1) Other depreciation includes both real estate and equipment depreciation from the Company's taxable REIT subsidiaries.

(2) Capital maintenance expenditures are expenditures to replace existing fixed assets with a useful life greater than one year that are obsolete, worn out or no longer cost effective to repair.

Reconciliation of Net income (GAAP) to FFO, FFO to AFFO, and AFFO to Adjusted EBITDA
Gaming and Leisure Properties, Inc. and Subsidiaries
REAL ESTATE and CORPORATE (REIT)
(in thousands) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net income	$43,109	$6,612	$177,157	$6,612
(Gains) or losses from dispositions of property	1	—	(149)	—
Real estate depreciation	22,545	14,896	92,750	14,896
Funds from operations	$65,655	$21,508	$269,758	$21,508
Other depreciation	1,832	—	1,832	—
Debt issuance costs amortization	2,019	700	8,057	700
Stock based compensation	3,635	1,566	12,258	1,566
Maintenance CAPEX	—	—	—	—
Adjusted funds from operations	$73,141	$23,774	$291,905	$23,774
Interest, net (1)	26,359	19,254	104,180	19,254
Management fees	—	—	—	—
Income tax (benefit) expense	2	8,467	(1,489)	8,467
Maintenance CAPEX	—	—	—	—
Debt issuance costs amortization	(2,019)	(700)	(8,057)	(700)
Adjusted EBITDA	$97,483	$50,795	$386,539	$50,795

(1)         Interest expense, net is net of intercompany interest eliminations of $2.6 million and $10.4 million, respectively, for the three months and year ended December 31, 2014.

Reconciliation of Net income (GAAP) to FFO, FFO to AFFO, and AFFO to Adjusted EBITDA
Gaming and Leisure Properties, Inc. and Subsidiaries
GLP HOLDINGS, LLC (TRS)
(in thousands) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net income	$1,049	$2,622	$8,227	$13,218
(Gains) or losses from dispositions of property	(4)	(8)	159	(39)
Real estate depreciation	—	—	—	—
Funds from operations	$1,045	$2,614	$8,386	$13,179
Other depreciation (1)	3,069	3,201	12,261	14,027
Debt issuance costs amortization	—	—	—	—
Stock based compensation	—	—	—	—
Maintenance CAPEX (2)	(1,429)	(1,720)	(3,538)	(4,230)
Adjusted funds from operations	$2,685	$4,095	$17,109	$22,976
Interest, net	2,604	—	10,406	(1)
Management fees	—	353	—	4,203
Income tax expense	930	1,708	4,902	8,829
Maintenance CAPEX (2)	1,429	1,720	3,538	4,230
Debt issuance costs amortization	—	—	—	—
Adjusted EBITDA	$7,648	$7,876	$35,955	$40,237

(1) Other depreciation includes both real estate and equipment depreciation from the Company's taxable REIT subsidiaries.

(2) Capital maintenance expenditures are expenditures to replace existing fixed assets with a useful life greater than one year that are obsolete, worn out or no longer cost effective to repair.